EXHIBIT E

FORMS OF LETTERS FROM THE COMPANY TO MEMBERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

THE FOLLOWING LETTER IS BEING SENT TO MEMBERS IF THEY TENDERED 95% OR MORE OF THEIR SHARES OF THE COMPANY PURSUANT TO THEIR NOTICE OF INTENT TO TENDER.

[October 23, 2015]

Dear Shareholder:

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) has received and accepted for purchase your tender of 95% or more of your Shares of the Company pursuant to your Notice of Intent to Tender.

Because you have tendered and the Company has purchased 95% or more of your Shares in Multi-Strategy Series G, you have been issued a note (the “Note”) entitling you to receive a two-part payment in an aggregate amount equal to the unaudited net asset value of your Shares as of December 31, 2015 in accordance with the terms of the tender offer.  The Note has been deposited in the account with your authorized placement agent designated by you in your Notice of Intent to Tender.  Cash payments in settlement of the note will be wire transferred in accordance with the following schedule:  at least 95% of the amount due no later than January 29, 2016 (unless the valuation date of such Shares has changed, or the Multi-Strategy Series G has requested a withdrawal of its capital from the investment funds in which it invests (and has not yet received at least 90% of the proceeds of such withdrawal)), and the remainder of the amount generally due by March 30, 2016.  Note that, though cash payments on a Note will be wire transferred to a Shareholder’s authorized placement agent within the time periods referenced above, a placement agent may require up to an additional two business days to process payment and credit a Shareholder’s account accordingly.

Should you have any questions (or wish to request a copy of your Note), please feel free to contact BNY Mellon Investment Servicing, the Company’s agent for this purpose, at (855) 631-5474.  You may also direct questions to your financial consultant.

Sincerely,

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC

THE FOLLOWING LETTER IS BEING SENT TO MEMBERS IF THEY TENDERED LESS THAN 95% OF THEIR SHARES OF THE COMPANY SPECIFIED IN THEIR NOTICE OF INTENT TO TENDER.

[October 23, 2015]

Dear Shareholder:

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) has received and accepted for purchase your tender of a portion of your Shares of the Company pursuant to your Notice of Intent to Tender.

Because you have tendered and the Company has purchased a portion of your investment in Multi-Strategy Series G, you have been issued a note (the “Note”).  The Note entitles you to receive payment in an amount equal to the purchase price of your Shares accepted for purchase.  In accordance with the terms of the tender offer, such purchase price is expected to be based on the unaudited net asset value of Multi-Strategy Series G as of December 31, 2015.  The Note has been deposited in the account with your authorized placement agent designated by you in your Notice of Intent to Tender.  Any cash payment in settlement of the Note will be wire transferred no later than January 29, 2016, unless the valuation date has changed, or the Multi-Strategy Series G Series has requested a withdrawal of its capital from the investment funds in which it invests (and has not yet received at least 90% of the proceeds of such withdrawal), and provided that your account retains the required minimum account balance, all in accordance with the terms of the tender offer.  You remain a Shareholder of the Company with respect to the portion of your Shares that you did not tender.  Note that, though cash payments on a Note will be wire transferred to a Shareholder’s authorized placement agent within the time periods referenced above, a placement agent may require up to an additional two business days to process payment and credit a Shareholder’s account accordingly.

Should you have any questions (or wish to request a copy of your Note), please feel free to contact BNY Mellon Investment Servicing, the Company’s agent for this purpose, at (855) 631-5474.  You may also direct questions to your financial consultant.

Sincerely,

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC